Exhibit 99.1

[Kinder Morgan Energy Partners, L.P. Logo]
Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

KINDER MORGAN ENERGY PARTNERS REPORTS RECORD EARNINGS; INCREASES DISTRIBUTION

     HOUSTON, April 21, 2004 -- Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today announced an increase in the first quarter cash distribution per common unit to $0.69 ($2.76 annualized), the 19th distribution increase since the company began in February 1997. Payable on May 14, 2004, to unitholders of record as of April 30, 2004, the distribution represents an 8 percent increase over the first quarter 2003 cash distribution per unit of $0.64 ($2.56 annualized). KMP reported net income up almost 13 percent quarter-over-quarter to $191.8 million, or $0.52 per limited partner unit.

     Chairman and CEO Richard D. Kinder said, "Our record quarterly earnings were attributable to strong internal growth and contributions from acquisitions that have closed since the end of the first quarter of 2003. All four of KMP's business segments reported increased earnings before DD&A. Other achievements in the first quarter included generating distribution coverage surplus of approximately $16 million, more than half of our 2004 total budget target of $28 million. In addition, we strengthened our balance sheet, as we reduced KMP's debt to total capitalization ratio by about 2 percent since year-end 2003 to 52.6 percent and maintained our strong credit rating (BBB+/Stable/A-2)."

Overview of Business Segments

     The Products Pipelines segment delivered a 5 percent increase in first quarter earnings before DD&A to $114.3 million, compared to $108.7 million for the comparable

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period in 2003. Products Pipelines is expected to produce approximately 33 percent of KMP's budgeted distributable cash flow in 2004. "Strong volumes system-wide drove earnings in this segment," Kinder said. Total refined petroleum pipeline volumes increased by approximately 6 percent. An additional day in the quarter due to leap year contributed to higher volumes, but that impact was offset by the switch from MTBE to ethanol in California. Gasoline volumes were up 5 percent quarter-over-quarter despite increases in gasoline prices. Jet fuel volumes increased by 8 percent compared to the first quarter a year ago, as domestic military activity rebounded strongly in the West and commercial jet fuel demand continued to recover at most of the airports KMP serves. Diesel volumes were up by more than 6 percent. For Pacific, overall volumes were up about 6 percent.

     "This segment also benefited modestly from three separate products terminals acquisitions, including the ExxonMobil transaction last month that broadened our products terminals business in the rapidly growing Southeast," Kinder said. A lack of propane supplies reduced earnings quarter-over-quarter on the North system, and Plantation's earnings were reduced by the settlement of a 30-year-old environmental issue that the company expects to recover from insurance.

     In the first quarter, KMP also completed the replacement of a 12-mile segment of 8-inch pipeline in Tucson, Ariz., with a 12-inch pipeline. This $13.6 million investment is part of the company's estimated $200 million East Line expansion project between El Paso, Texas, and Phoenix, Ariz., and was completed earlier than originally planned.

     The Natural Gas Pipelines segment produced first quarter earnings before DD&A of $103.1 million, up nearly 13 percent from $91.6 million in the first quarter of 2003. The Natural Gas Pipelines segment is expected to produce approximately 26 percent of KMP's 2004 budgeted distributable cash flow. "Growth in this segment was driven by the strong performance of the Texas intrastate pipelines, together with a full quarter of contributions from the Mier-Monterrey and North Texas pipelines," Kinder said. Sales volumes increased by approximately 18 percent and transport volumes

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increased by about 5 percent for the segment, quarter-over-quarter. This segment was impacted by a decline in earnings from its Rocky Mountain assets, mainly due to lower rates on Trailblazer that became effective Jan. 1, 2004, following a rate case settlement.

      "Moving forward, we will continue to focus on investing in natural gas infrastructure that will be needed to help meet growing demand in the U.S.," Kinder said. Over the past three years, the Kinder Morgan companies have invested approximately $2.2 billion in natural gas pipeline infrastructure -- $500 million for expansion projects, $1.45 billion for acquisitions of natural gas assets and $250 million in maintenance capital.

     The CO2 segment delivered first quarter earnings before DD&A of $77.7 million, up 85 percent from approximately $42 million in the first quarter of 2003. "In 2004, CO2 should be our fastest growing business segment and is expected to generate about 24 percent of KMP's budgeted distributable cash flow," Kinder said. "First quarter growth was primarily attributable to increased oil production at SACROC, strong CO2 delivery volumes and an increase in our interest in the Yates Field to 50 percent." Oil production increased by about 54 percent at the SACROC Unit in the Permian Basin in Scurry County, Texas, to an average of 26.1 thousand barrels per day (MBbl/d), compared to 17 MBbl/d in the first quarter of last year. Average oil production at the Yates Field located south of Midland, Texas, declined slightly to an average of 17.8 MBbl/d, as KMP has just begun implementing its production strategy since taking over operations last November. CO2 delivery volumes increased significantly due to record production at the McElmo Dome source field, the continuing expansion at SACROC and the initiation of carbon dioxide flooding at the Yates Field. The CO2 segment is one of the only areas where KMP is exposed to commodity price risk, but that risk is mitigated by a long-term hedging strategy intended to generate more stable realized prices. The realized weighted average oil price per barrel, including hedges, was $25.37 for the first quarter compared to $24.87 for the same period last year.

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     The Terminals segment reported a 6 percent increase in earnings before DD&A to $63.2 million, up from $59.4 million in the first quarter last year. "Results were driven by internal growth at our bulk terminals, continued solid performance by our liquids terminals and contributions from acquisitions," Kinder said. Capital expansion projects, increased imports in the Northeast and a boost in refinery production in the Gulf Coast increased volumes at the Carteret, N.J., and Houston, Texas, liquids terminals. Growth on the bulk side was primarily attributable to the Tampaplex Terminal acquisition in Florida, an increase in coal exports at the IMT terminal in Louisiana and an increase in synfuel production at the Pier IX terminal in Virginia.

Outlook

     KMP expects to declare cash distributions of at least $2.84 per unit for 2004 and expects to increase its annualized cash distribution per common unit to $2.90 to $2.94 by year end. These expectations reflect contributions from assets currently owned by KMP and do not include any benefits from future acquisitions.

     Today, Kinder Morgan announced that Michael C. Morgan intends to transition from his current job as president of the Kinder Morgan companies to a continuing position as a director on KMI's board of directors, effective with the next regularly scheduled KMI board meeting on July 21, 2004. Following his transition, Morgan will become president of Portcullis Partners, L.P., a private equity and investment management firm based in Houston and controlled by the Morgan family. In addition, Morgan will become President of the Morgan Foundation, a private foundation focused on educational philanthropy. Morgan said, "While I have made the difficult decision to reduce my role at Kinder Morgan, I am delighted to have the opportunity to remain a member of KMI's board of directors. In that capacity, I will continue to serve as an advocate for KMI's shareholders, employees and other stakeholders. Kinder Morgan has a highly capable management team, and I am confident that team will continue to produce outstanding results in the future."

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Kinder Morgan Management, LLC

     Shareholders of Kinder Morgan Management, LLC (NYSE: KMR) will also receive a $0.69 distribution ($2.76 annualized), payable on May 14, 2004, to shareholders of record as of April 30, 2004. The distribution to KMR shareholders will be paid in the form of additional KMR shares. The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR's average closing price for the 10 trading days prior to KMR's ex-dividend date.

     Kinder Morgan Energy Partners, L. P. is the largest publicly traded pipeline limited partnership in the United States in terms of market capitalization and the largest independent refined petroleum products pipeline system in the U.S. in terms of volumes delivered. KMP owns or operates more than 25,000 miles of pipelines and almost 100 terminals. Its pipelines transport more than two million barrels per day of gasoline and other petroleum products and up to 7.8 billion cubic feet per day of natural gas. Its terminals handle over 60 million tons of coal and other dry-bulk materials annually and have a liquids storage capacity of approximately 60 million barrels for petroleum products and chemicals. KMP is also the leading provider of CO2 for enhanced oil recovery projects in the United States.

     The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI), one of the largest energy transportation and storage companies in America. Combined, the two companies have an enterprise value of approximately $24 billion. (Enterprise value is market value of the equity securities plus net debt, excluding interest rate swaps.)

Please join us at 4:30 p.m. Eastern Time on Wednesday, April 21, at www.kindermorgan.com for a LIVE webcast conference call on the company's first quarter earnings.

     The non-generally accepted accounting principle financial measures of segment earnings before depletion, depreciation and amortization (DD&A),and net income before DD&A less sustaining capital expenditures per unit, which we commonly refer to as distributable cash or available cash per unit, are presented in the earnings release. We define segment earnings before DD&A as segment earnings plus DD&A and amortization of excess cost of equity investments. We define distributable cash per unit

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as net income before DD&A less sustaining capital expenditures, divided by the fully diluted number of units then outstanding. In each case, the amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of sustaining capital expenditures. Consistent with the partnership agreement of Kinder Morgan Energy Partners, L.P., sustaining or maintenance capital expenditures are defined as capital expenditures (as defined by GAAP) which do not increase the capacity of the asset. We routinely calculate and communicate these measures to investors. We believe that continuing to provide this information results in consistency in our financial reporting. In addition, we believe that these measures are useful to investors because they enhance the investors' overall understanding of our current financial performance and our prospects for future performance. Specifically, we believe that these measures provide investors an enhanced perspective on the operating performance of our assets and the cash that our businesses are generating. Reconciliations of segment earnings before DD&A to segment earnings, and distributable cash per unit to net income per unit are provided in the earnings release. Segment earnings before DD&A should be considered in conjunction with segment earnings, as defined by GAAP, and distributable cash per unit should be considered in conjunction with earnings per unit as defined by GAAP.

     This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan's Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(in thousands except per unit amounts)

	Three Mos. Ended Mar. 31
	2004	2003

Revenues	$ 1,822,256	$ 1,788,838

Costs and Expenses
Operating expenses	1,462,009	1,493,089
Depreciation, depletion and amortization	67,531	49,805
General and administrative	48,254	36,041
Taxes, other than income taxes	19,320	14,751
	1,597,114	1,593,686
Operating Income	225,142	195,152

Other Income/(Expense)
Earnings from equity investments	20,469	24,305
Amortization of excess cost of equity investments	(1,394)	(1,394)
Interest expense	(47,497)	(45,337)
Other	1,019	689
Minority interest	(2,081)	(2,214)
Income before income taxes	195,658	171,201
Income tax expense	(3,904)	(4,188)
Income before change in accounting principle	191,754	167,013

Cumulative effect adj from change in accounting for asset retirement obligations	-	3,465

Net Income	$ 191,754	$ 170,478
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Calculation of Limited Partners' Interest in Net Income:
Income before change in accounting principle	$ 191,754	$ 167,013
Less: General Partner's Interest [1]	(91,664)	(76,425)

Limited Partners' Interest	$ 100,090	$ 90,588

Limited Partners' Interest in Change in Accounting Principle	-	3,430

Limited Partners' Interest in Net Income	$ 100,090	$ 94,018
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Calculation per Limited Partner Unit (Fully Diluted):
Net Income per unit before change in accounting principle	$ 0.52	$ 0.50
	===========	===========
Net Income per unit	$ 0.52	$ 0.52
	===========	===========

Number of Units Used in Computation	192,602	181,510
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Additional per unit information:

Net Income before change in accounting principle	$ 0.52	$ 0.50
Depreciation, depletion and amortization	0.36	0.28
Sustaining capital expenditures[2]	(0.11)	(0.09)
Net income before DD&A, less sustaining capex, before chg in acctg principle	$ 0.77	$ 0.69
Change in Accounting Principle	-	0.02
Net income before DD&A, less sustaining capex	$ 0.77	$ 0.71
	===========	===========
Declared distribution	$ 0.690	$ 0.640
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[1]	General partner's interest in net income for the three months ended March 2003 is $76,460 after taking into account change in accounting principle
[2]	Sustaining capital expenditures are defined as capital expenditures which do not increase the capacity of the asset

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in thousands)

	Three Mos. Ended Mar. 31
	2004	2003
Segment Earnings Before DD&A and Amort. of Excess Investments:
Products Pipelines	$ 114,254	$ 108,674
Natural Gas Pipelines	103,105	91,561
CO2	77,703	41,966
Terminals	63,173	59,362
Total	$ 358,235	$ 301,563
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Segment DD&A and Amort. of Excess Investments[1]:
Products Pipelines	$ 18,237	$ 17,381
Natural Gas Pipelines	12,911	12,695
CO2	27,492	12,266
Terminals	10,285	9,028
Total	$ 68,925	$ 51,370
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Segment Earnings Contribution:
Products Pipelines	$ 96,017	$ 91,293
Natural Gas Pipelines	90,194	78,866
CO2	50,211	29,700
Terminals	52,888	50,334
General and Administrative	(48,254)	(36,041)
Net Debt Costs (Includes Interest Income)	(47,221)	(44,925)
Less: Minority Interest	(2,081)	(2,214)
Cumulative Effect of Change in Accounting Principle	-	3,465
Net income	$ 191,754	$ 170,478
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Volume Highlights
(historical pro forma for acquired assets)

	Three Mos. Ended Mar. 31
	2004	2003
Products Pipelines
Gasoline	109.5	104.0
Diesel	38.3	36.0
Jet Fuel	28.8	26.6
Total Refined Product Volumes (MMBbl)	176.6	166.6
NGL's	11.5	12.8
Total Delivery Volumes (MMBbl)[2]	188.1	179.4
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Natural Gas Pipelines[3]
Transport Volumes (Bcf)	272.6	260.4
Sales Volumes (Bcf)	245.1	207.2

CO2
Delivery Volumes (Bcf)[4]	182.5	102.3
Sacroc Oil Production (BBbl/d)[5]	26.1	17.0
Yates Oil Production (BBbl/d)[5]	17.8	18.1
Realized Weighted Average Oil Price per Bbl[6]	$25.37	$24.87

Terminals
Liquids Leaseable Capacity (MMBbl)	36.1	35.6
Liquids Utilization %	96.0%	96.0%
Bulk Transload Tonnage (MMtons)[7]	14.8	14.5

[1]	Includes $171 of accretion expense for first quarter 2003
[2]	Includes Pacific, Plantation, North System, Calnev, Central Florida, Cypress and Heartland
[3]	Includes KMIGT, Texas Intrastates, KMNTP, Monterrey and Trailblazer
[4]	Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes
[5]	Represents 100% production from the field
[6]	Includes all Kinder Morgan crude oil properties
[7]	Includes Cora, Grand Rivers and KMBT aggregate terminals; excludes operatorship of LAXT

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET
(Unaudited)
(Millions)

	March 31,	December 31,
	2004	2003
ASSETS

Cash and cash equivalents	$ 47	$ 23
Other current assets	622	683
Property, Plant and Equipment, net	7,223	7,092
Investments	403	404
Deferred charges and other assets	1,003	932
TOTAL ASSETS	$ 9,298	$ 9,134
	==========	==========

LIABILITIES AND PARTNERS' CAPITAL

Notes payable and current maturities of long-term debt	$ 133	$ 2
Other current liabilities	798	809
Long-term debt	4,067	4,317
Market value of interest rate swaps	173	121
Other	387	334
Minority interest	42	40
Partners' Capital	3,698	3,511
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$ 9,298	$ 9,134
	==========	==========

Total Debt, net of cash and cash equivalents, and excluding the market value of interest rate swaps	$ 4,153	$ 4,296
Total Capitalization	$ 7,893	$ 7,847
Debt to Total Capitalization	52.6%	54.7%